The MainStay Funds
811-04550
Form N-SAR
Period Ending 4/30/06

Item 77.I Terms of New or Amended Securities:

1. The MainStay Funds (the “Trust”) first offered Class R3 shares on April 28, 2006 for the following funds:

-	Large Cap Growth Fund
-	MAP Fund
-	Mid Cap Growth Fund
-	International Equity Fund

The following disclosure is from the prospectus dated April 28, 2006 under “Shareholder Guide:”

Class R3 Considerations
You pay no initial sales charge or contingent deferred sales charge on an investment in Class R3 shares. However, Class R3 shares do pay the following ongoing distribution and/or service fees and ongoing shareholder service fees:

•
Distribution and/or Service (12b-1) Fee—named after the SEC rule that permits their payment, ‘‘12b-1 fees’’ are paid by a class of shares to the Fund’s distributor,  NYLIFE   Distributors LLC (‘‘Distributor’’), for distribution and/or shareholder services such as marketing and selling Fund shares, compensating brokers and others who sell Fund shares, advertising, printing and mailing of prospectuses, responding to shareholder inquiries, etc.

•
Shareholder Service Fee—this fee covers certain services provided to retirement plans investing in Class R3 shares that are not included under a Fund’s 12b-1 plan, such as certain account establishment and maintenance, order processing and communication services.

An important point to keep in mind about 12b-1 fees and shareholder service fees is that they reduce the value of your shares, and therefore, will proportionately reduce the returns you receive on your investment and any dividends that are paid. See ‘‘Information on Fees’’ for more information about these fees.

Class R3 shares are available in certain individual retirement accounts and in certain retirement plans that have a service arrangement with NYLIM Retirement Plan Services or the Distributor, including:
- Section 401(a) and 457 plans;
- Certain section 403(b)(7) plans;
- 401(k), profit sharing, money purchase pension and defined benefit plans; and
- Non-qualified deferred compensation plans.

Additional details about this share class may be found in the Trust’s registration statement.